Exhibit 99

FOR IMMEDIATE RELEASE

Target to Resume Share Repurchase Program

Board Also Declares Regular Quarterly Dividend

MINNEAPOLIS (January 14, 2010) — Target Corporation (NYSE: TGT) today announced that it is resuming open-market purchases of its shares under the $10 billion program authorized by Target’s Board of Directors in November 2007. Target temporarily suspended substantially all of its share repurchase activity in November 2008 in order to protect liquidity and debt ratings in an exceptionally challenging environment.

“Better results in both our retail and credit card segments, together with disciplined management of our capital expenditures and significant reductions in credit card receivables, have contributed to much stronger-than-expected cash flow generation,” said Gregg Steinhafel, Target chairman, president and chief executive officer. “We believe employing this internally-generated cash for share repurchase activity is an effective tool to maintain appropriate balance in our capital structure and will create value for our shareholders over time.”

As of the end of third quarter 2009, Target has acquired approximately 95.2 million shares of its common stock under the current program at an average price per share of $51.42. This activity represents a total investment of approximately $4.9 billion, just under half of the current authorization.

The pace of repurchase activity will continue to depend on many factors, including the strength of our business operations, adequate liquidity and conditions in the debt and equity markets. Based on current conditions and our outlook for a modestly improving economic environment, we expect the remainder of this share repurchase program to be completed within two to three years.

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Target Corporation

Dividend Declared

The board has declared a quarterly dividend of 17 cents per common share. The dividend is payable March 10, 2010 to shareholders of record February 20, 2010. The first quarter dividend will be the company’s 170th consecutive dividend paid since October 1967 when the company became publicly held.

About Target

Target Corporation’s retail segment includes large general merchandise and food discount stores and Target.com, a fully integrated on-line business. In addition, the company operates a credit card segment that offers branded proprietary and Visa credit card products. The company currently operates 1,744 Target stores in 49 states. Target Corporation news releases are available at www.target.com.

Contacts:	John Hulbert (Investors)	Eric Hausman (Financial Media)
	612-761-6627	612-761-2054